Gibraltar Industries Promotes Jeffrey Watorek
to VP, Treasurer and Secretary
Buffalo, NY, March 28, 2017 - Gibraltar Industries, Inc. (Nasdaq: ROCK), a leading manufacturer and distributor of building products for industrial, infrastructure, residential, and renewable energy and conservation markets, today announced the promotion of Jeffrey Watorek to Vice President, Treasurer and Secretary, effective April 1, 2017. Mr. Watorek, currently Director of Financial Planning & Analysis, will succeed Timothy Murphy, who was recently appointed Chief Financial Officer.
“Jeff brings a deep understanding of Gibraltar’s business drivers and demonstrated financial expertise to his new role,” said Chief Financial Officer Timothy Murphy. “Jeff has been a key player in driving the analysis required to implement our 80/20 initiatives and in prospecting our M&A targets. His leadership will be an important asset as we continue implementing our four-pillar strategy towards sustainable growth.”
Mr. Watorek, age 37, joined Gibraltar as Manager of External Reporting in 2008 and in 2012 he was appointed Director of Financial Planning & Analysis. His experience at Gibraltar includes budgeting and forecasting, managing the Company’s real estate portfolio, as well as valuation and due diligence of prospective M&A targets.
Prior to joining the Company, Mr. Watorek served as a Manager at Ernst & Young. He holds a BA and MBA from Canisius College.
About Gibraltar
Gibraltar Industries is a leading manufacturer and distributor of building products for industrial, infrastructure, residential, and renewable energy and conservation markets. With a four-pillar strategy focused on operational improvement, product innovation, acquisitions and portfolio management, Gibraltar’s mission is to drive best-in-class performance. Gibraltar serves customers primarily throughout North America, and to a lesser extent Asia. Comprehensive information about Gibraltar can be found on its website at www.gibraltar1.com.

Safe Harbor Statement
Information contained in this news release, other than historical information, contains forward-looking statements and is subject to a number of risk factors, uncertainties, and assumptions. Risk factors that could affect these statements include, but are not limited to, the following: the availability of raw materials and the effects of changing raw material prices on the Company’s results of operations; energy prices and usage; changing demand for the Company’s products and services; changes in the liquidity of the capital and credit markets; risks associated with the integration and performance of acquisitions; and changes in interest and tax rates. In addition, such forward-looking statements could also be affected by general industry and market conditions, as well as general economic and political conditions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable law or regulation.

Contact:
Timothy Murphy
Chief Financial Officer
(716) 826-6500 ext. 3277
tfmurphy@gibraltar1.com